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                                  EXHIBIT 99.2

                           Message to the Shareholders

        Third quarter net sales increased 6.6% to $78,492,000, bringing year to date sales to $168,397,000, a gain of 10.4% over the comparable year ago period. Operating income for the third quarter decreased 4% compared to the same period last year. However, if non-recurring restructuring costs are excluded, operating income for the quarter increased a healthy 10% compared to last year. Due to the non-recurring restructuring costs and loss on impairment of goodwill recorded in the office product business, net income year to date declined 17.9% to $6,881,000, or fifty-three cents a share as compared to sixty-five cents a share last year. On a comparable running twelve months, net income is up 4% this year to $1.03 per share.

        Escalade Sports' sales of sporting goods products increased 13% for the quarter to $61,486,000 bringing year to date net sales to $107,795,000, a 17% gain over the prior years comparable period. For the quarter, the increased sales are primarily the result of earlier shipments. Additionally, the first half was helped by the Bear acquisition and more normal purchasing patterns by some of our customers due to their 2003 year end inventories being at more appropriate levels. Escalade Sports' net income was up 11% for the quarter and is ahead 25% for the year due to the increased sales and the continued reduction of operating expenses. The earlier shipments already experienced indicate a fourth quarter somewhat softer than last year, however, we expect the full year for Escalade Sports to be another good year and end ahead of last year.

        Net sales of office products declined 12% to $17,006,000 for the quarter, primarily due to shipping delays and lower paper shredder orders in North America, putting year to date net sales at $60,602,000, virtually even with last year. During the third quarter the office products segment recorded a restructuring charge of $1,412,000 ($1,250,000 net of taxes) and a goodwill impairment loss of $1,312,000 ($840,000 net of taxes). These non-recurring charges resulted from restructuring efforts undertaken to reduce operating costs and position the business in a more favorable competitive position. Primarily due to these one time expenses, net income declined 179% for the quarter and 105% year to date. If these one time costs are excluded form net income the decline is reduced to 35% for the quarter and 26% year to date compared to the same periods last year. The restructuring costs include $963,000 for involuntary termination benefits and $449,000 for the write down of assets associated with consolidating distribution operations in North America. The turnaround for the European acquisition has taken longer than predicted; however, we continue to believe it will be a good addition to our group. During the quarter, we have continued to bolster the management team and we have an ongoing process of cost reduction, product pricing analysis, and product rationalization that will improve profitability.

        Interest expense declined 30% for the quarter and 21% year to date as our strong cash flow allowed us to reduce debt $13,908,000 ($1.07 per share) as compared to the end of the third quarter last year. Early in the quarter when our share price dipped, we repurchased 14,450 of our shares for $165,065, an average price of $11.42 per share. We have now used $2,164,192 of the previously authorized $3,000,000 for share repurchases.

        We are continuing to actively evaluate acquisition opportunities in the sporting goods industry.

Thank you for your continued support,

/s/ C. W. Reed
President & CEO

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited, In Thousands Except Per Share Amounts)

                                           Three Months Ended              Nine Months Ended              Twelve Months Ended
                                     ----------------------------    ----------------------------    ----------------------------
                                      02 October      04 October      02 October      04 October      02 October      04 October
                                         2004            2003            2004            2003            2004            2003
                                     ------------    ------------    ------------    ------------    ------------    ------------
NET SALES ........................   $     78,492    $     73,660    $    168,397    $    152,600    $    237,525    $    206,490

OPERATING  EXPENSES
     Cost of goods sold ..........         56,738          53,552         118,381         103,371         169,375         143,936
     Selling and administrative ..         12,223          11,619          35,690          35,941          46,117          42,637
     Restructuring costs .........          1,412              --           1,412              --           1,412              --
                                     ------------    ------------    ------------    ------------    ------------    ------------

OPERATING INCOME .................          8,119           8,489          12,914          13,288          20,621          19,917

OTHER INCOME (EXPENSE)
     Interest expense ............           (489)           (700)         (1,427)         (1,800)         (1,909)         (2,080)
     Goodwill impairment loss ....         (1,312)             --          (1,312)             --          (1,312)             --
     Other income (expense) ......            245           1,124             546           1,084           1,975           1,235
                                     ------------    ------------    ------------    ------------    ------------    ------------

INCOME BEFORE INCOME TAXES .......          6,563           8,913          10,721          12,572          19,375          19,072

PROVISION FOR INCOME TAXES .......         (2,233)         (2,788)         (3,840)         (4,187)         (6,030)         (6,232)
                                     ------------    ------------    ------------    ------------    ------------    ------------

NET INCOME .......................   $      4,330    $      6,125    $      6,881    $      8,385    $     13,345    $     12,840
                                     ============    ============    ============    ============    ============    ============

PER SHARE DATA
     Basic earnings per share ....   $       0.33    $       0.48    $       0.53    $       0.65    $       1.03    $       0.99
                                     ============    ============    ============    ============    ============    ============
     Diluted earnings per share ..   $       0.33    $       0.47    $       0.52    $       0.64    $       1.01    $       0.97
                                     ============    ============    ============    ============    ============    ============
     Average shares outstanding ..         13,041          12,854          13,024          12,962          12,921          12,975


CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

                                            02 October 2004   04 October 2003   27 December 2003
                                            ---------------   ---------------   ---------------
ASSETS
    Current assets ......................   $       106,142   $       110,414   $        79,619
    Property, Plant & Equipment - net ...            15,919            17,578            17,537
    Other assets ........................            17,645            16,593            18,504
    Goodwill ............................            17,399            17,946            18,777
                                            ---------------   ---------------   ---------------
       Total ............................   $       157,105   $       162,531   $       134,437
                                            ===============   ===============   ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities .................   $        71,572   $        77,047   $        54,962
    Other liabilities ...................            19,099            32,215            18,192
    Stockholders' equity ................            66,434            53,269            61,283
                                            ---------------   ---------------   ---------------
       Total ............................   $       157,105   $       162,531   $       134,437
                                            ===============   ===============   ===============